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                                                                    EXHIBIT 23.2



The Board of Directors
Central Parking Corporation
and Subsidiaries



We consent to the inclusion of our report dated June 17, 1997, except as to
Note 12(c), as to which the date is February 4, 1998, with respect to the consolidated balance sheets of Kinney System Holding Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income and retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Central Parking Corporation and Subsidiaries.


                                                      /s/ David Berdon & Co. LLP
                                                      --------------------------
                                                          David Berdon & Co. LLP




New York, New York
February 13, 1998